EXHIBIT 10.A

AMENDMENT NO. 1, dated as of August 9, 2023, to THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated June 27, 2022 (the “Amendment”), by and between KINGSTONE COMPANIES, INC., a Delaware corporation (the “Company”), and BARRY B. GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to a Third Amended and Restated Employment Agreement, dated June 27, 2022 (the “Employment Agreement”), which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company compensates the Employee.

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to reduce the responsibilities of the Employee thereunder effective as of October 1, 2023, and provide for certain other changes.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Sections 1.1 and 2.1 of the Employment Agreement are amended to provide that, effective as of October 1, 2023, the Employee shall no longer serve as President and Chief Executive Officer of the Company and Cosi Agency, Inc.

2. Section 1.1 of the Employment Agreement is amended to provide that the term “Expiration Date” shall mean the earlier of (a) December 31, 2024 or (b) in the event the Employee is not re-elected as Chairman of the Board of the Company following its 2024 annual meeting of stockholders (the “Annual Meeting’), then the date of the Annual Meeting

3. Effective as of October 1, 2023, Section 4.2 of the Employment Agreement is amended to read as follows:

“4.2 The Employee shall be entitled to receive a salary at the rate of three hundred thousand dollars ($300,000) for each of the calendar years of the Term (the “Base Salary”); provided, however, the Base Salary shall be reduced on a dollar-for-dollar basis to the extent of the salary payable by KICO to the Employee pursuant to the KICO Employment Agreement for the same period.”

4. Section 4.3 of the Employment Agreement is deleted in its entirety and is of no further force or effect.

5. Effective as of October 1, 2023, Section 5.3 is deleted in its entirety and, as of such date, will be of no further force or effect.

6. Effective as of October 1, 2023, the Employee shall be responsible for the employee share of all medical, dental and other health insurance premiums, as applicable to other employees of the Company.

1

7. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

8. This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

9. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

10. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

[Signature Page to Follow]

2

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

KINGSTONE COMPANIES, INC.

By:
Meryl Golden Chief Operating Officer

Barry B. Goldstein

3